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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

    We consent to the use in Amendment No. 7 to Registration Statement
No. 333-96119 of WRC Media Inc., Weekly Reader Corporation and CompassLearning, Inc. on Form S-4 of our report dated August 30, 1999 (November 17, 1999 as to
Note 1) relating to our audit of Weekly Reader Corporation and subsidiaries and our report dated July 31, 1998 (August 5, 1998 as to Note 14) relating to our audit of American Guidance Service, Inc. appearing in the Prospectus, which is a part of the Registration Statement, and of our report dated August 30, 1999 relating to the financial statement schedules of Weekly Reader Corporation and subsidiaries appearing elsewhere in the Registration Statement.

    We also consent to the reference to us under the heading "Independent Public Accountants" in the Prospectus.

DELOITTE & TOUCHE LLP

New York, New York
June 13, 2000